Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-191476) on Form N-1A of AXS Multi-Strategy Alternatives Fund (formerly KCM Macro Trends Fund), a separate series of the Investment Managers Series Trust II, of our report dated June 29, 2020, relating to our audit of the financial statements and financial highlights, which appear in the April 30, 2020 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” "Independent Registered Public Accounting Firm," “Service Providers” and “Portfolio Holdings Information” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

August 27, 2020